EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-144975 of our reports dated July 31, 2007 (October 10, 2007 as to the effects of the restatement discussed in Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20) relating to the consolidated financial statements as of November 30, 2006 and 2005 and for each of the three fiscal years in the period ended November 30, 2006, and our report dated October 10, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 18) relating to the consolidated financial statements as of and for the six months ended May 31, 2007 of MSCI Inc., appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

New York, New York

October 10, 2007